Exhibit 99.1

For Immediate Release October 22, 2003 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Third-Quarter Results

Saskatoon, Saskatchewan — Third-quarter impairment and shutdown charges contributed to a quarterly net loss of $185.9 million or $3.571 diluted loss per share for Potash Corporation of Saskatchewan Inc. (PotashCorp). Net income, adjusted to exclude impairment charges and shutdown-related costs recorded in the third quarter, was $15.9 million2, or a diluted net income per share of $0.302, as compared to diluted net income per share of $0.28 in the same period of 2002.1 The third-quarter impairment charges and shutdown-related costs totalled $201.8 million ($262.0 million before tax) and pertained to asset write-downs, workforce reductions, and contract terminations at the Company’s Yumbes, Geismar, Memphis, and Kinston properties.

In addition, the strengthening Canadian dollar, compared to the U.S. dollar, negatively affected earnings in the third quarter by $0.10 per share. This was comprised of a $0.03 non-cash balance sheet translation loss and $0.07 on operating and overhead costs in Canada. On a year-to-date basis, the diluted net income per share adjusted to exclude impairment charges and shutdown-related costs was $0.962 per share. This would have been $0.68 higher if the exchange rate at December 31, 2002 had been maintained, of which $0.48 would be non-cash.

The Company reported third-quarter consolidated gross margin of $84.5 million compared to $75.1 million during the same period last year, a 13-percent increase. Higher potash sales volumes and strong nitrogen prices more than offset weak phosphate markets.

Third-quarter cash from operating activities was up $43.1 million or 51 percent over the same quarter last year ($128.4 million — third-quarter 2003, $85.3 million — third-quarter 2002). Cash before changes in working capital2 was $65.4 million and free cash flow2 was $28.1 million. On a year-to-date basis, cash from operations was $239.4 million, cash before changes in working capital2 was $269.2 million and free cash flow2 was $173.2 million.

“This was a very important quarter for PotashCorp, as we laid the foundation to put the company in better shape to take advantage of future opportunities,” said Bill Doyle, President and CEO. “Our actions were important steps in restructuring our business portfolio. By writing down two of our North American nitrogen plants and agreeing to divest PCS Yumbes, we are addressing our problems head-on. With our recent investment in Arab Potash Company (APC), we are pointing toward the future. What was already a strong company is even better positioned for earnings growth in fertilizer; growth which will come with less volatility.”

Potash Operations
Gross margin increased in the third quarter as PotashCorp benefited from higher sales volumes and lower costs. Third-quarter volumes were up 14 percent in the domestic market. July was the Company’s second-best month ever for North American potash volumes as dealers purchased in advance of price increases. Offshore volumes were up 20 percent, with Brazil, India and Indonesia all increasing imports. Brazil is on track for another record year. Overall, third-quarter volumes were up by 17 percent.

Strong demand has created low inventories and higher prices in North America. Canadian producers are 22 percent below normal seasonal inventory levels and the Company’s price increased more than 15 percent over the course of the quarter. Although offshore volumes were up and prices in the spot market improved, an unprecedented spike in ocean freight rates reduced the price realized on previously agreed-upon sales. On a quarter-over-quarter basis, North American prices FOB mine were up 5 percent while offshore prices realized were down 10 percent, after increased freight charges, for a total reduction of 3 percent.

The Canadian dollar and higher natural gas prices continued to have an impact on the cost of potash operations. Although the stronger Canadian dollar alone increased cost of sales by nearly $5.00 per tonne, overall the unit cost decreased 4 percent through efficiencies gained by higher operating rates.

Phosphate Operations
Phosphate gross margin was down as poor fundamentals in the solid fertilizer DAP and feed products more than offset an industrial phosphate improvement. Domestic and offshore phosphate sales volumes were up 37 and 17 percent, respectively, compared to the third quarter of last year. This was primarily due to additional DAP production from the company’s White Springs, FL operation and the expanded industrial acid plant in Aurora, NC.

Feed margins were under pressure as overall market demand is down about 7 percent year to date, and supply was up with new competitive capacity in the market. This put pressure on prices, which were down 5 percent quarter over quarter. In addition, the company worked through production problems at its new DFP plant, which increased costs and reduced gross margin by approximately $4 million.

While phosphate fertilizer prices were up over the same quarter last year, they were still disappointing. With China importing less DAP than anticipated, North American buyers waited to measure the impact on prices, causing further deterioration. For DAP, both volume and prices were less than expected. Overall, phosphate prices were down 3 percent, largely because of the reduction in feed prices.

At the same time, costs were higher as the prices of key inputs continued to climb. Ammonia costs were up 54 percent and sulfur was up 41 percent compared to the third quarter last year. Rock costs fell by 6 percent, quarter over quarter, as a result of mining higher-quality rock.

Nitrogen Operations
Higher prices for nitrogen products led to a gross margin increase of 156 percent from the same quarter last year, even though sales volumes were 9 percent lower. Of the $41.9 million in gross margin, almost half came from the sale of the Company’s natural gas hedges earlier in the year with the remainder from its Trinidad operations. Rising natural gas prices led to additional shutdowns across the industry, with third-quarter production reduced by approximately 30 percent. That tightening of supply led to significant price increases for nitrogen.

PotashCorp’s decision to shut down Memphis and Geismar ammonia production led to a quarter-over-quarter drop in volumes of 19 percent for ammonia and 43 percent for nitrogen solutions. This was more than offset by price increases of 76 percent for ammonia and 39 percent for nitrogen solutions. Overall prices for nitrogen products were up 51 percent over the third quarter of last year.

Costs for nitrogen production continued to climb in tandem with natural gas prices. The Company’s gas costs were up 22 percent over last year’s third quarter. However, PotashCorp is a net beneficiary of high-priced natural gas, as its Trinidad facility operates with long-term, low-cost natural gas contracts with sheltered margins. With higher global ocean freight costs, Trinidad’s proximity to the large U.S. market further demonstrates the value of this asset.

Financial
The rate of exchange between the Canadian dollar and the U.S. dollar started the year at 1.5796, ended the second quarter at 1.3553 and the third quarter at 1.3504. This strengthening of the Canadian dollar impacts the Company’s financials in two ways: on its foreign exchange gain or loss line arising from currency conversion and on its Canadian dollar operating costs. The conversion is applied to, among other things, future income tax liabilities on the balance sheet at month end. In the first nine months of 2003, it negatively affected the Company’s balance sheet and earnings by $41.5 million or the equivalent of $0.48 per share. The U.S. dollar equivalent of Canadian dollar expenditures increases as the Canadian dollar strengthens. Such expenditures include potash production, freight and administration, which are calculated by using an average exchange rate. The stronger dollar increased the equivalent U.S. costs by $10.2 million since the beginning of the year, or the equivalent of $0.20 per share.

During the quarter, other income was up $4.0 million as the Company received a dividend of $3.2 million from its investment in Israel Chemicals Ltd. In addition, a revised tax structure for potash producers in Saskatchewan, adjusted for the first nine months of the year, contributed $4.1 million, or the equivalent of $0.05 per share, to earnings. While the base tax remains unchanged, the Government of Saskatchewan has reduced the profits tax on all incremental sales tonnes above the 2001 and 2002 average effective January 2003. This will benefit PotashCorp as it increases production with improved market demand.

During the quarter, PotashCorp provided to Sociedad Quimica y Minera de Chile S.A. (SQM) an irrevocable option to acquire its interest in PCS Yumbes S.C.M. (PCS Yumbes). If the option is exercised, the parties will enter into a share purchase agreement under which SQM would acquire the shares of PCS Yumbes. PotashCorp recorded a charge of $140.5 million with respect to PCS Yumbes in the third quarter, recognizing a write-down of certain assets and costs associated with workforce reductions and contract terminations.

PotashCorp had indefinitely shut down its Memphis, TN plant and suspended production of ammonia and nitrogen solutions at its Geismar, LA facilities in the second quarter due to high U.S. natural gas costs and low product margins. In the third quarter, management determined that there were no immediate intentions of re-starting the unprofitable plants. PotashCorp recorded a charge of $118.8 million in connection with the shutdowns during the quarter, recognizing a write-down of certain plant assets and costs associated with eliminating approximately 190 job positions by the end of the year. The Company also recognized an additional asset impairment charge of $2.7 million during the quarter in connection with its Kinston, NC phosphate feed plant.

Outlook
Grain inventories are at very low levels and the world’s grain stocks-to-use ratio is at its lowest point in 30 years. Commodity prices are up for many crops around the world that require PotashCorp products, which should drive increased demand in all three nutrients.

Business conditions are better in potash and nitrogen than in phosphate. In potash, the combination of low world inventories, more cost-conscious Russian competitors and strong projected demand from major world customers is expected to support a positive price trend moving forward. Strong third-quarter volumes, however, could signal that North American dealers made purchases in advance of price increases, which could impact fourth-quarter sales. The stronger Canadian dollar will continue to hurt potash operating costs and higher freight rates will not all be covered in existing contract prices to offshore customers, continuing to impact offshore margins.

In phosphate fertilizers, too much production is chasing too little demand. However, changes to subsidy programs in India could have a positive impact on DAP imports. In North America, low phosphate soil nutrient levels need to be replenished but dealers continue to hold off on filling their bins. In feed, prices for cattle, poultry and hogs are up, which could create a rebound for both prices and volumes entering 2004. In the interim, the increased competitive environment as a result of the over-supply situation looks set to continue. Start-up issues at PotashCorp’s new DFP facility have been addressed allowing for the shut down of the White Springs facility. This should have a positive impact on production costs moving forward, although higher-cost inventoried product remains in the system. Industrial products continue to be the one bright light in phosphate. This is reinforced by a recent industry plant closure and tight supply and demand.

With lower natural gas costs at quarter end, some nitrogen production has been restarted (North American production is now about 25 percent curtailed). However, supply-demand fundamentals in nitrogen are expected to remain tight due to cost pressures, restricted imports caused by high freight rates, limited new global capacity coming on stream and strong industrial demand in keeping with a better economic outlook. Prices are expected to hold or improve and more than offset higher production costs in North America due to higher natural gas costs. PotashCorp’s Trinidad operation, with its low-cost natural gas contracts, will continue to be key to the Company’s nitrogen profitability. Assuming current market-priced natural gas, PotashCorp expects positive earnings from its U.S. plants. Fourth-quarter earnings will also benefit from the sale of natural gas hedges earlier this year. As of September 30, 2003, the Company was 86 percent hedged at $3.41 per MMBtu for November through December 2003.

The Canadian dollar will continue to affect PotashCorp’s earnings. The Company expects the dollar to end the year at 1.3310 (which would result in an $0.80 per share decrease from the results if the exchange rate entering the year had been maintained). In spite of this, PotashCorp believes that it can earn in the range of $0.30 to $0.50 per share in the fourth quarter.

Annual capital expenditures are expected to be approximately $150 million with additions to other assets of approximately $20 million. Cash from operating activities is expected to be over $390 million (a 24-percent improvement over 2002) with cash before changes in working capital of around $365 million2 and free cash flow of approximately $195 million2. Outstanding shares are expected to be 52.3 million.

Conclusion
A number of actions and decisions have positioned PotashCorp for future growth in all three nutrients. The successful purchase of 26 percent of APC provides closer access to many international markets. Production shutdowns at Memphis and Geismar have increased nitrogen gross margin. The revised provincial potash tax in Saskatchewan will support expected future growth and increased earnings. Finally, the 2003 costs in phosphates associated with the start up of the DFP plant, the restart of DAP at White Springs and the inventory control measures should be over.

Doyle concluded by saying, “Our investment in APC provides us another point of production and the opportunity to source product from the most freight-logical location, which is increasingly important in a period of rising freight rates. It is an important step in the globalization of our potash business. It will allow us to remain a low-cost supplier on a delivered basis.

“We believe the benefits of our third-quarter activities will become obvious as we move forward. Market conditions are encouraging, especially in nitrogen and potash. We have taken the steps necessary to capitalize on those changes in the marketplace.”

Notes
The Company’s accounting policies are in accordance with accounting principles generally accepted in Canada. All amounts are expressed in US dollars.

1 For periods in which there was a net loss attributable to common shareholders, any outstanding stock options to purchase the Company’s common shares with underlying exercise prices less than the average market prices were excluded from the calculation of diluted net loss per share, as inclusion of these securities would have been antidilutive to the net loss per share.

2 See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations”.

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, fourth largest in phosphate and third largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the Company’s annual report to shareholders for 2002 and in filings with the U.S. Securities and Exchange Commission. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, fluctuation in supply and demand in fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact: Betty-Ann Heggie Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web site:	www.potashcorp.com

Potash Corporation of Saskatchewan Inc. will host a conference call on Wednesday, October 22, 2003 at 11:00 a.m. Eastern Time. To join the call, dial (416) 641-6694 or (212) 271-4505 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Financial Position
(in millions of US dollars)

	September 30,	December 31,
	2003	2002

	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$57.9	$24.5
Accounts receivable	290.7	267.8
Inventories	458.7	499.3
Prepaid expenses	30.9	40.4

	838.2	832.0

Property, plant and equipment	3,086.9	3,269.9
Goodwill	97.0	97.0
Other assets	423.9	486.7

	$4,446.0	$4,685.6

Liabilities
Current Liabilities
Short-term debt	$143.4	$473.0
Accounts payable and accrued charges	362.2	347.0
Current portion of long-term debt	3.4	3.4

	509.0	823.4

Long-term debt	1,269.2	1,019.9
Future income tax liability	467.7	468.9
Accrued post-retirement/post-employment benefits	206.7	195.4
Accrued reclamation costs	81.1	80.0
Other non-current liabilities and deferred credits	6.2	5.5

	2,539.9	2,593.1

Shareholders’ Equity
Share Capital	1,192.4	1,186.9
Unlimited authorization of common shares without par value; issued and outstanding 52,188,916 and 52,077,648 at September 30, 2003 and December 31, 2002, respectively
Contributed Surplus	264.2	264.2
Retained Earnings	449.5	641.4

	1,906.1	2,092.5

	$4,446.0	$4,685.6

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Income and Retained Earnings
(in millions of US dollars except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002

Net sales	$590.4	$458.9	$1,821.8	$1,416.2
Cost of goods sold	505.9	383.8	1,533.9	1,172.7

Gross Margin	84.5	75.1	287.9	243.5

Selling and administrative	24.2	21.8	71.8	68.6
Provincial mining and other taxes	12.2	15.2	45.1	55.2
Provision for plant shutdowns (Note 3)	121.5	—	123.7	—
Provision for PCS Yumbes S.C.M. (Note 4)	140.5	—	140.5	—
Foreign exchange loss (gain)	2.2	(5.0)	41.5	5.9
Other income	(5.2)	(1.2)	(21.6)	(10.0)

	295.4	30.8	401.0	119.7

Operating Income (Loss)	(210.9)	44.3	(113.1)	123.8
Interest Expense	24.6	21.5	67.2	62.5

Income (Loss) Before Income Taxes	(235.5)	22.8	(180.3)	61.3
Income Taxes (Note 5)	(49.6)	8.3	(27.5)	22.1

Net Income (Loss)	$(185.9)	$14.5	(152.8)	39.2

Retained Earnings, Beginning of Period			641.4	639.8
Dividends			(39.1)	(39.0)

Retained Earnings, End of Period			$449.5	$640.0

Net Income (Loss) Per Share (Note 6)
Basic	$(3.57)	$0.28	$(2.93)	$0.75
Diluted	$(3.57)	$0.28	$(2.93)	$0.75

Dividends Per Share	$0.25	$0.25	$0.75	$0.75

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002

Operating Activities
Net income (loss)	$(185.9)	$14.5	$(152.8)	$39.2
Items not affecting cash
Depreciation and amortization	53.9	54.4	172.9	165.4
Loss on disposal of property, plant and equipment	—	0.3	0.3	0.6
Foreign exchange on future income tax	1.2	(6.9)	26.3	0.4
Provision for plant shutdowns	118.3	—	118.3	—
Provision for PCS Yumbes S.C.M	127.6	—	127.6	—
Share of earnings of equity investees	(2.3)	—	(7.2)	—
Provision for future income tax	(49.6)	1.6	(27.5)	4.4
Provision for post-retirement/post-employment benefits	2.2	3.7	11.3	13.6

	65.4	67.6	269.2	223.6
Changes in non-cash operating working capital
Accounts receivable	10.4	(14.2)	(25.1)	(5.5)
Inventories	20.7	(0.8)	(31.2)	4.6
Prepaid expenses	8.3	2.8	9.5	—
Accounts payable and accrued charges	22.6	16.0	27.8	22.8
Current income taxes	0.8	13.5	(12.6)	18.3
Accrued reclamation costs	—	(1.4)	1.1	(3.0)
Other non-current liabilities and deferred credits	0.2	1.8	0.7	1.9

Cash provided by operating activities	128.4	85.3	239.4	262.7

Investing Activities
Additions to property, plant and equipment	(33.4)	(57.6)	(81.3)	(151.1)
Investment in Sociedad Quimica y Minera de Chile S.A. (“SQM”)	—	—	—	(23.2)
Dividends received from equity investees	—	—	4.0	—
Additions to other assets	(3.9)	(12.7)	(14.7)	(28.4)

Cash used in investing activities	(37.3)	(70.3)	(92.0)	(202.7)

Cash before financing activities	91.1	15.0	147.4	60.0

Financing Activities
Proceeds from long-term debt	—	0.9	250.0	11.2
Repayment of long-term debt	(0.3)	(0.7)	(0.8)	(1.3)
Proceeds from (repayment of) short-term debt	(88.0)	39.1	(329.6)	(5.5)
Dividends	(13.0)	(12.9)	(39.1)	(39.0)
Issuance of shares	4.6	0.5	5.5	3.7

Cash (used in) provided by financing activities	(96.7)	26.9	(114.0)	(30.9)

(Decrease) Increase in Cash and Cash Equivalents	(5.6)	41.9	33.4	29.1
Cash and Cash Equivalents, Beginning of Period	63.5	32.5	24.5	45.3

Cash and Cash Equivalents, End of Period	$57.9	$74.4	$57.9	$74.4

Supplemental cash flow disclosure
Interest paid	$6.9	$1.5	$46.3	$43.4
Income taxes paid (refunded)	$3.5	$(7.3)	$23.6	$1.5

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

1.	Significant Accounting Policies

The Company’s accounting policies are in accordance with accounting principles generally accepted in Canada. The accounting policies used in preparing these interim consolidated financial statements are consistent with those used in the preparation of the annual consolidated financial statements, except as disclosed in Note 2.

The consolidated financial statements include the accounts of Potash Corporation of Saskatchewan Inc. and its subsidiaries.

These interim consolidated financial statements do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the most recent annual consolidated financial statements. In management’s opinion, the unaudited financial information includes all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

As described in notes 3 and 4, during the quarter the Company approved plans to restructure certain operations. These plans require significant estimates to be made of the recoverability of the carrying value of certain assets based on their capacity to generate future cash flows. Although Company management believes it has made reasonable estimates consistent with current conditions, internal planning and expected future operations, such estimates are subject to significant uncertainties and judgements. As a result, it is reasonably possible that the amounts reported for asset impairments in connection with these initiatives could be different if the Company used different assumptions or if conditions change in the future. The Company is also required to report estimated expenses for employee termination, contract termination and other exit costs. Because such activities are complex processes that can take several months to complete, they involve periodically assessing estimates. As a result, the Company may have to change originally reported estimates when actual payments are made or the activities are completed.

2.	Change in Accounting Policy

Effective January 1, 2003, the Company changed the method of determining cost for substantially all finished product inventories from the first in, first out method to the average cost method. This change was made to more closely align product movement with product costing. This change in accounting policy had no significant effect on the Company’s results of operations or financial position for any of the periods presented.

3.	Provision for Plant Shutdowns

Memphis and Geismar Nitrogen Operations

In June 2003, the Company indefinitely shut down its Memphis, Tennessee plant and suspended production of ammonia and nitrogen solutions at its Geismar, Louisiana facilities due to high US natural gas costs and low product margins. In August 2003, Company management determined that there were no immediate intentions of re-starting the unprofitable plants. The Company has not yet decided whether to mothball, dismantle, or sell the shutdown facilities.

The Company determined that all employee positions pertaining to the affected operations would be eliminated and recorded $4.8 in connection with costs of special termination benefits. The number of employees terminated as a result of the shutdowns were 187, of which 161 have left the Company as of September 30, 2003. The remaining employees are expected to leave the Company by December 31, 2003. As of September 30, 2003, the Company had made payments relating to these terminations totaling $1.5. All workforce reduction costs are expected to be paid by December 31, 2004.

In connection with the shutdowns, management conducted an assessment of the recoverability of the long-lived assets in its nitrogen operations. As a result of its review, management determined that the carrying amounts of the long-lived assets at the Memphis and Geismar nitrogen facilities were not fully recoverable, and an impairment loss of $101.6, equal to the amount by which the carrying amount of the facilities’ asset groups exceeded their respective fair values, should be recognized. Of the total impairment charge, $100.6 related to property, plant and equipment and $1.0 related to other assets. For purposes of the impairment measurement, fair value was determined based on the present value of expected future net cash flows.

As part of its review, management also determined that a write-down of certain parts inventories at these plants in the amount of $12.4 was required.

In addition to the costs described above, management expects to incur other shutdown-related costs of approximately $11.1 and nominal annual expenditures for site security and other maintenance costs. These amounts have not been recorded in the consolidated financial statements as of September 30, 2003. Such costs will be recognized and recorded in the period in which they are incurred.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

Kinston Phosphate Feed Plant

The phosphate feed plant at Kinston, North Carolina ceased operations in the first quarter of 2003. In the first quarter, the Company recorded $.6 for costs of special termination benefits for Kinston employees, $.3 for parts inventory write-downs, and $1.3 for long-lived asset impairment charges.

In lieu of full plant closure, the Company operated the facility as a warehouse during the first and second quarters of 2003. In the third quarter of 2003, Company management determined that the cost of operating Kinston as a stand-alone warehouse was uneconomical. This decision triggered a further review by management of the carrying amounts of the plant’s long-lived assets. As a result of this review, management determined that the carrying amounts of the long-lived assets were not recoverable, and an additional impairment charge of $2.7, equal to the amount by which the carrying amount of the plant’s long-lived assets exceeded their fair value, should be recognized. For purposes of the impairment measurement, fair value was determined based on the present value of expected future net cash flows.

The following table summarizes, by reportable segment, the total amount of costs incurred for the three months ended September 30, 2003, the total costs incurred to date, and the total costs expected to be incurred in connection with the plant shutdowns described above:

	Costs Incurred	Costs Incurred	Total Expected
	During Quarter	Year-to-Date	to be Incurred

Nitrogen Segment
Employee termination and related benefits	$4.8	$4.8	$4.8
Write-down of parts inventory	12.4	12.4	12.4
Asset impairment charges	101.6	101.6	101.6
Other related exit costs	—	—	11.1

	$118.8	$118.8	$129.9

Phosphate Segment
Employee termination and related benefits	$—	$0.6	$0.6
Write-down of parts inventory	—	0.3	0.3
Asset impairment charges	2.7	4.0	4.0

	2.7	4.9	4.9

	$121.5	$123.7	$134.8

The following table summarizes, by reportable segment, the costs accrued as of September 30, 2003 in connection with the plant shutdowns described above:

	Costs Incurred	Costs Incurred	Cash	Non-cash	Accrued Balance
	During Quarter	Year-to-Date	Payments	Settlements	at September 30

Nitrogen Segment
Employee termination and related benefits	$4.8	$4.8	$(1.5)	$—	$3.3
Write-down of parts inventory	12.4	12.4	—	(12.4)	—
Asset impairment charges	101.6	101.6	—	(101.6)	—

	$118.8	$118.8	$(1.5)	$(114.0)	$3.3

Phosphate Segment
Employee termination and related benefits	$—	$0.6	$(0.1)	$—	$0.5
Write-down of parts inventory	—	0.3	—	(0.3)	—
Asset impairment charges	2.7	4.0	—	(4.0)	—

	2.7	4.9	(0.1)	(4.3)	0.5

	$121.5	$123.7	$(1.6)	$(118.3)	$3.8

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

4.	Provision for PCS Yumbes S.C.M.

On August 27, 2003, the Company provided to Sociedad Quimica y Minera de Chile S.A. (SQM) an irrevocable option to acquire its interest in PCS Yumbes S.C.M. (PCS Yumbes). PCS Yumbes, acquired in 1999, holds mining concessions on certain sodium nitrate reserves in the Atacama Desert in northern Chile and is a producer of potassium nitrate, sodium nitrate and iodine. The option is for a maximum period of 20 weeks at a price of $1.7. If the option is exercised, the parties will enter into a share purchase agreement under which SQM would acquire the shares of PCS Yumbes for an aggregate purchase price of $35.0 (including the price of the option), subject to adjustments.

Under the terms of the agreement, and prior to the sale closing, PCS Yumbes will continue to operate the facility and expeditiously liquidate the inventory of nitrates. All other working capital is to be fully realized or discharged (as applicable) by the Company prior to the close. It is expected that closing would occur no later than the end of 2004.

Upon entering the option agreement, management commenced an assessment of the recoverability of the long-lived assets of the PCS Yumbes operations. As a result of its review, management determined that the carrying amounts of PCS Yumbes’ long-lived assets were not recoverable and recorded an impairment charge of $77.4, equal to the amount by which the carrying amount of the asset group exceeded fair value. Of the total impairment charge, $13.0 related to property, plant and equipment, $63.9 related to deferred pre-production costs, and $.5 related to deferred acquisition costs. For purposes of the impairment measurement, fair value was determined in reference to the commercial agreement described above.

As part of this review, management also determined that a reduction in the carrying amount of certain non-parts inventory equal to $50.2 was required due to the need to liquidate all inventories that would not be transferred to SQM under the agreement.

The Company has determined that all employee positions at PCS Yumbes will be eliminated by December 31, 2004. Accordingly, the Company has recorded a provision of $1.8 pertaining to contractual termination benefits to be paid, primarily under Chilean law. As of September 30, 2003, approximately 68 of the employees had left the Company, and the Company had made contractual payments relating to these terminations totaling $.5. The remaining 156 employees are expected to leave the Company by December 31, 2004, and all remaining workforce reduction costs are expected to be paid by December 31, 2004.

In September 2003, the Company incurred early termination penalties in respect of certain PCS Yumbes contractual arrangements. The Company recorded a provision of $11.1 in respect of these contract termination costs and expects such amounts to be substantially settled by the end of fiscal 2003.

The following table summarizes the total amount of costs incurred for the three months ended September 30, 2003, the total costs incurred to date, and the total costs expected to be incurred in connection with PCS Yumbes as described above:

	Costs Incurred	Costs Incurred	Total Expected
	During Quarter	Year-to-Date	to be Incurred

Potash Segment
Contract termination costs	$11.1	$11.1	$11.1
Employee termination and related benefits	1.8	1.8	1.8
Write-down of non-parts inventory	50.2	50.2	50.2
Asset impairment charges	77.4	77.4	77.4

	$140.5	$140.5	$140.5

The following table summarizes the costs accrued as of September 30, 2003 in connection with PCS Yumbes as described above:

	Costs Incurred	Costs Incurred	Cash	Non-cash	Accrued Balance
	During Quarter	Year-to-Date	Payments	Settlements	at September 30

Potash Segment
Contract termination costs	$11.1	$11.1	$—	$—	$11.1
Employee termination and related benefits	1.8	1.8	(0.5)	—	1.3
Write-down of non-parts inventory	50.2	50.2	—	(50.2)	—
Asset impairment charges	77.4	77.4	—	(77.4)	—

	$140.5	$140.5	$(0.5)	$(127.6)	$12.4

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

5.	Income Taxes

The Company’s effective consolidated income tax rate for the current period approximates 40 percent (exclusive of the charges relating to PCS Yumbes as described in Note 4). In the third quarter of 2002, this rate approximated 36 percent.

6.	Net Income per Share

Basic net income (loss) per share for the year-to-date is calculated on the weighted average shares issued and outstanding for the nine months ended September 30, 2003 of 52,106,000 (2002 — 52,006,000). Third quarter basic net income (loss) per share is calculated on the weighted average shares issued and outstanding for the three months ended September 30, 2003 of 52,129,000 (2002 — 52,039,000).

Diluted net income per share is calculated based on the weighted average shares issued and outstanding during the period, adjusted by the total of the additional common shares that would have been issued assuming exercise of all share options with exercise prices at or below the average market price for the period. For periods in which there was a loss attributable to common shares, share options with exercise prices at or below the average market price for the period were excluded for the calculations of diluted loss per share, as inclusion of these securities would have been antidilutive to the net loss per share. Weighted average shares outstanding for the diluted net income (loss) per share calculation for the nine months ended September 30, 2003 were 52,106,000 (2002 — 52,291,000). The number of shares for the third quarter diluted net income (loss) per share calculation was 52,129,000 (2002 — 52,262,000).

7.	Segment Information

The Company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment net sales are made under terms which approximate market prices.

	Three Months Ended September 30, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$143.9	$204.3	$242.2	$—	$590.4
Inter-segment sales	1.2	1.5	18.5	—	—
Gross margin	52.2	(9.6)	41.9	—	84.5
Depreciation and amortization	9.1	18.0	23.4	3.4	53.9

	Three Months Ended September 30, 2002

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$121.4	$161.3	$176.2	$—	$458.9
Inter-segment sales	0.9	0.9	5.7	—	—
Gross margin	48.9	9.8	16.4	—	75.1
Depreciation and amortization	9.7	21.2	21.7	1.8	54.4

	Nine Months Ended September 30, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$485.6	$562.4	$773.8	$—	$1,821.8
Inter-segment sales	4.8	7.0	47.4	—	—
Gross margin	162.3	(8.7)	134.3	—	287.9
Depreciation and amortization	39.9	56.2	69.5	7.3	172.9

	Nine Months Ended September 30, 2002

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$430.0	$465.7	$520.5	$—	$1,416.2
Inter-segment sales	5.2	4.8	17.3	—	—
Gross margin	177.3	45.5	20.7	—	243.5
Depreciation and amortization	36.1	58.0	65.4	5.9	165.4

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

8.	Pro Forma Stock Compensation Expense

The Company has two stock-based compensation plans for which fair value accounting is not required. No compensation expense has been recognized with respect to these plans as the exercise price is the quoted market closing price of the Company’s common shares on the last trading day immediately preceding the date of the grant. Had compensation expense for the Company’s plans been determined based on the fair value at the grant dates for awards under the plans, the Company’s net income (loss) and net income (loss) per share would have been reflected as the pro forma amounts indicated below:

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2003	2002	2003	2002

Net Income (Loss) — as reported	$(185.9)	$14.5	$(152.8)	$39.2
Stock compensation	(3.7)	(3.5)	(11.1)	(10.7)

Net Income (Loss) — pro forma	$(189.6)	$11.0	$(163.9)	$28.5

Basic Net Income (Loss) Per Share — as reported	($3.57)	$0.28	($2.93)	$0.75
Basic Net Income (Loss) Per Share — pro forma	($3.64)	$0.21	($3.15)	$0.55

Diluted Net Income (Loss) Per Share — as reported	($3.57)	$0.28	($2.93)	$0.75
Diluted Net Income (Loss) Per Share — pro forma	($3.64)	$0.21	($3.15)	$0.54

In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Modified Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001

Expected dividend	$1.00	$1.00
Expected volatility	32%	32%
Risk-free interest rate	4.13%	4.54%
Expected life of options	8 years	8 years
Expected forfeitures	10%	10%

9.	Comparative Figures

Certain of the prior period’s figures have been reclassified to conform with the current period’s presentation.

10.	Subsequent Event

On October 16, 2003, the Company acquired 26 percent of the issued and outstanding common shares of Arab Potash Company (“APC”) from Jordan Investment Company (“JIC”). APC, a publicly listed company in Jordan, produces potash from the Dead Sea and has 2 million tonnes of annual capacity. The purchase price was $173.3 and was financed by short-term debt. The Company will account for the investment in APC by the equity method.

Subsequent to the acquisition, APC’s shareholdings consist of 26.9 percent held by JIC, 26 percent held by the Company, 21 percent held by Arab Mining Company, and the remainder held by other governments, banks and individual investors.

The terms of the Shareholders’ Agreement with JIC provide that, from October 17, 2006 to October 16, 2009, JIC may seek to exercise a put option (the “Put”) to require the Company to purchase JIC’s remaining common shares in APC. If the Put was exercised, the Company’s purchase price would be calculated in accordance with a specified formula based, in part, on future earnings of APC. The amount, if any, that the Company may have to pay for JIC’s remaining common shares if there was to be a valid exercise of the Put is not presently determinable.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Potash Operating Data
Production (KCl Tonnes — thousands)	1,332	1,061	5,311	5,049
Shutdown weeks	12.3	15.5	25.1	33.3
Sales (tonnes — thousands)
North America	768	676	2,422	2,143
Offshore	889	740	3,216	2,852

	1,657	1,416	5,638	4,995

Potash Net Sales
(US $ millions)
North America	$61.5	$51.6	$190.9	$167.2
Offshore	69.4	64.0	257.8	242.2

Potash Subtotal	130.9	115.6	448.7	409.4
Miscellaneous	13.0	5.8	36.9	20.6

	$143.9	$121.4	$485.6	$430.0

Potash Average Price per MT
North America	$80.15	$76.37	$78.80	$78.01
Offshore	$77.98	$86.42	$80.17	$84.92

	$78.98	$81.62	$79.58	$81.96

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	475	370	1,378	1,115
P2O5 Operating Rate	75%	61%	73%	60%
Sales (tonnes — thousands)
Fertilizer — Liquid Phosphates	188	164	533	466
Fertilizer — Solid Phosphates	434	239	1,022	541
Feed	211	219	650	700
Industrial	140	123	400	368

	973	745	2,605	2,075

North America sales tonnes	696	509	2,074	1,688
Offshore sales tonnes	277	236	531	387

	973	745	2,605	2,075

Phosphate Net Sales
(US $ millions)
Fertilizer — Liquid Phosphates	$40.0	$34.5	$119.6	$99.3
Fertilizer — Solid Phosphates	71.3	35.7	170.3	83.1
Feed	46.1	50.4	138.0	159.8
Industrial	44.6	38.8	128.7	118.5
Miscellaneous	2.3	1.9	5.8	5.0

	$204.3	$161.3	$562.4	$465.7

North America net sales	$159.2	$124.1	$475.0	$397.9
Offshore net sales	45.1	37.2	87.4	67.8

	$204.3	$161.3	$562.4	$465.7

Phosphate Average Price per MT
Fertilizer — Liquid Phosphates	$212.69	$210.46	$224.31	$213.30
Fertilizer — Solid Phosphates	$164.46	$149.44	$166.76	$153.59
Feed	$218.50	$230.43	$212.37	$228.13
Industrial	$318.87	$315.30	$321.82	$322.51

	$210.06	$216.54	$215.94	$224.48

North America average price per MT	$228.60	$243.60	$229.04	$235.77
Offshore average price per MT	$163.34	$158.05	$164.74	$175.19

	$210.06	$216.54	$215.94	$224.48

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Nitrogen Operating Data
Production (N Tonnes — thousands)	591	750	2,027	2,219
Average Natural Gas Cost per MMBtu	$2.57	$2.10	$2.96	$2.12
Sales (tonnes — thousands)
Manufactured Product
Ammonia	406	503	1,356	1,425
Urea	361	314	1,122	1,125
Nitrogen Solutions	161	284	597	760
Nitric acid	232	246	682	629
Ammonium nitrate	137	130	406	402

Manufactured Product	1,297	1,477	4,163	4,341
Purchased Product	131	94	450	325

	1,428	1,571	4,613	4,666

Fertilizer sales tonnes	644	672	2,108	2,154
Feed/Industrial sales tonnes	784	899	2,505	2,512

	1,428	1,571	4,613	4,666

Nitrogen Net Sales
(US $ millions)
Manufactured Product
Ammonia	$83.2	$58.6	$270.1	$164.7
Urea	66.9	43.7	205.4	146.0
Nitrogen Solutions	19.7	24.9	68.9	62.6
Nitric acid	17.7	14.0	55.3	38.4
Ammonium nitrate	25.9	19.3	69.7	58.2
Miscellaneous	4.5	4.1	12.6	13.4

Net Sales Manufactured Product	217.9	164.6	682.0	483.3
Net Sales Purchased Product	24.3	11.6	91.8	37.2

	$242.2	$176.2	$773.8	$520.5

Fertilizer net sales	$107.7	$69.8	$344.5	$218.9
Feed/Industrial net sales	134.5	106.4	429.3	301.6

	$242.2	$176.2	$773.8	$520.5

Nitrogen Average Price per MT
Ammonia	$204.83	$116.43	$199.19	$115.57
Urea	$184.96	$139.39	$183.02	$129.74
Nitrogen Solutions	$122.22	$87.75	$115.38	$82.37
Nitric acid	$76.39	$56.83	$81.13	$61.08
Ammonium nitrate	$188.83	$148.23	$171.85	$144.73

Manufactured Product	$167.84	$111.46	$163.82	$111.33
Purchased Product	$186.28	$123.13	$204.16	$114.40

	$169.53	$112.16	$167.76	$111.54

Fertilizer average price per MT	$167.26	$103.99	$163.41	$101.62
Feed/Industrial average price per MT	$171.39	$118.26	$171.42	$120.06

	$169.53	$112.16	$167.76	$111.54

Exchange Rate (Cdn$/US$)

	2003	2002

December 31		1.5796
September 30	1.3504	1.5858
Third-quarter average	1.3801	1.5632

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except share and per share amounts)
(unaudited)

The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, free cash flow, cash flow prior to working capital changes and net income adjusted to exclude impairment charges and shutdown related costs (and the related per share amount excluding such items) are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The Company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the Company’s financial performance using the same measures used by the Company’s management. The Company’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the Company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

A.	EBITDA AND ADJUSTED EBITDA

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income (loss), the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002

Net income (loss)	$(185.9)	$14.5	$(152.8)	$39.2
Income taxes	(49.6)	8.3	(27.5)	22.1
Interest expense	24.6	21.5	67.2	62.5
Depreciation and amortization	53.9	54.4	172.9	165.4

EBITDA	$(157.0)	$98.7	$59.8	$289.2
Impairment charges and non-cash shutdown related costs	245.9	—	245.9	—

Adjusted EBITDA	$88.9	$98.7	$305.7	$289.2

EBITDA is calculated as earnings (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings (loss) before interest, income taxes, depreciation and amortization and impairment charges and non-cash shutdown related costs. The Company uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. The Company’s credit agreements also contain certain covenants relating to maintaining certain levels of EBITDA. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the Company’s day-to-day operations.

As compared to net income (loss) according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business or the non-cash charges associated with impairments and shutdown related costs. Management evaluates such charges and costs through other financial measures such as capital expenditures, and cash flow provided by operating activities. The Company also believes that these measurements are used by certain investors and analysts to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except share and per share amounts)
(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002

Cash flow prior to working capital changes [1]	$65.4	$67.6	$269.2	$223.6

Changes in non-cash operating working capital
Accounts receivable	10.4	(14.2)	(25.1)	(5.5)
Inventories	20.7	(0.8)	(31.2)	4.6
Prepaid expenses	8.3	2.8	9.5	—
Accounts payable and accrued charges	22.6	16.0	27.8	22.8
Current income taxes	0.8	13.5	(12.6)	18.3
Accrued reclamation costs	—	(1.4)	1.1	(3.0)
Other non-current liabilities and deferred credits	0.2	1.8	0.7	1.9

Changes in non-cash operating working capital	63.0	17.7	(29.8)	39.1

Cash provided by operating activities	$128.4	$85.3	$239.4	$262.7

Free cash flow [2]	$28.1	$(2.7)	$173.2	$44.1
Additions to property, plant and equipment	33.4	57.6	81.3	151.1
Additions to other assets	3.9	12.7	14.7	28.4
Changes in non-cash operating working capital	63.0	17.7	(29.8)	39.1

Cash provided by operating activities	$128.4	$85.3	$239.4	$262.7

1.     The Company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The Company also believes that this measurement is used by certain investors and analysts as a measure of liquidity or as a valuation measurement.

2.     The Company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and additions to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is used by certain investors and analysts as an indicator of the Company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

For the year ended December 31, 2003, cash provided by operating activities is expected to approximate $390. Changes in non-cash operating working capital, on an aggregate basis, are expected to approximate $25, resulting in cash flow prior to working capital changes of approximately $365. Additions to property, plant and equipment are expected to approximate $150 and additions to other assets are expected to approximate $20, resulting in free cash flow of approximately $195. Given the imprecision inherent in forecasts for individual items contained in the above, aggregate estimates have been used. Such estimates and forecasts are based on the assumptions and expectations of the Company’s management. Actual results may differ materially from these estimates and forecasts due to a variety of factors. For a list of some of the factors which may affect results, we refer you to the “Notes” section of this release.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except share and per share amounts)
(unaudited)

C.	NET INCOME ADJUSTED TO EXCLUDE IMPAIRMENT CHARGES AND SHUTDOWN RELATED COSTS

Set forth below is a reconciliation of “net income adjusted to exclude impairment charges and shutdown related costs” to net income (loss) and the related per share amounts, the most directly comparable financial measures calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine months Ended
	September 30		September 30
	2003	2002	2003	2002

Net income (loss)	$(185.9)	$14.5	$(152.8)	$39.2

Provision for plant shutdowns	121.5	—	123.7	—
Provision for PCS Yumbes	140.5	—	140.5	—

Subtotal	262.0	—	264.2	-
Tax effect	(60.2)	—	(61.1)	—

Subtotal	201.8	—	203.1	-

Net income adjusted to exclude impairment charges and shutdown related costs	$15.9	$14.5	$50.3	$39.2

Net income (loss) per share — diluted [1]	$(3.57)	$0.28	$(2.93)	$0.75
After tax effect per share of provisions for plant shutdowns and PCS Yumbes	3.87	—	3.89	-

Net income per share adjusted to exclude impairment charges and shutdown related costs — diluted	$0.30	$0.28	$0.96	$0.75

Weighted average number of shares outstanding (Net income (loss) per share — diluted) [1]:	52,129,000	52,262,000	52,106,000	52,291,000

Weighted average number of shares outstanding (Net income per share adjusted to exclude impairment charges and shutdown related costs — diluted) [1]:	52,539,000	52,262,000	52,386,000	52,291,000

The Company’s management uses net income adjusted to exclude impairment charges and shutdown related costs and diluted net income per share excluding such items as supplemental financial measures to evaluate the Company’s operating performance and to compare such performance with the Company’s historical operating results and the operating results of other companies. The Company’s management believes that these measures allow management to consider the on-going financial performance of the Company with respect to short-term patterns and long-term trends without the potentially obscuring effects of current period (and year-to-date) impairment charges and shutdown related costs.

As compared to net income (loss) according to GAAP, these measures are limited by the exclusion of items that have been identified by the Company’s impairment and shutdown related analysis. The Company’s management compensates for these limitations by applying the specific recognition, measurement, presentation and disclosure provisions for such charges and costs as required under GAAP. Management also evaluates such charges and costs through other financial measures such as cash flow provided by operating activities.

1.     For periods in which there was a net loss attributable to common shareholders, any outstanding stock options to purchase the Company’s common shares with underlying exercise prices less than the average market prices were excluded from the calculation of diluted net loss per share, as inclusion of these securities would have been antidilutive to the net loss per share.